Exhibit 2.3

EXECUTION COPY

RESTRUCTURING AGREEMENT, dated as of November 21, 2001 (this “Restructuring Agreement”), among INVERNESS MEDICAL TECHNOLOGY, INC., a Delaware corporation (the “Company”), INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation and a direct majority owned subsidiary of the Company (“Newco”), and the subsidiaries of the Company party hereto.

WHEREAS the Company, JOHNSON & JOHNSON, a New Jersey Corporation (“Parent”), and SUNRISE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), have entered into an Agreement and Plan of Split-Off and Merger, dated as of May 23, 2001 (the “Merger Agreement”), providing for the Split-Off and the Merger (each as defined in the Merger Agreement) of Sub with and into the Company, with the Company as the surviving corporation;

WHEREAS the respective Boards of Directors of the Company, Newco and each of the Company’s subsidiaries party hereto have approved this Restructuring Agreement, which is being entered into prior to the Effective Time (as defined in the Merger Agreement), pursuant to which the Restructuring (as defined below) will be consummated;

WHEREAS the purpose of the Restructuring is to make possible the Split-Off and the Merger by separating from the Assets and Liabilities of the Company and its subsidiaries those Assets and Liabilities that Parent will not acquire;

WHEREAS in the Restructuring, all the Assets primarily related to the Clinical Diagnostics Business, the Nutritional Supplements Business and the Women’s Health Business (collectively, the “Newco Business”) will be transferred to Newco or one or more of its subsidiaries, which will thereafter conduct such businesses, and Newco or one or more of its subsidiaries will assume the Assumed Liabilities (as defined below);

WHEREAS, the Company and Newco have entered into a License Agreement, dated as of November 21, 2001 (the “License Agreement”), pursuant to which the Company has granted to Newco the right to use the Licensed Intellectual Property (as defined in the License Agreement) upon the terms and subject to the conditions set forth therein; and

WHEREAS it is the intention of the parties to this Restructuring Agreement that the transfer of Assets and Liabilities pursuant to this Restructuring Agreement shall qualify as a transaction described in Section 351 or Section 368 of the Code.

NOW, THEREFORE in consideration of the premises, and of the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1           Definitions.  Terms used but not defined in this Restructuring Agreement shall have the meanings set forth in the Merger Agreement.  In addition, the following terms shall have the following meanings:

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, however, that for the purposes of this Restructuring Agreement, from and after the Effective Time, none of the Sunrise Companies  shall be deemed to be an Affiliate of any Newco Company and none of the Newco Companies shall be deemed to be an affiliate of any Sunrise Company.

“Ancillary Agreements” shall mean the documents described in Section 5.1 hereof.

“Assets” shall mean any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:

(i)            real property interests (including leases), land, plants, buildings, improvements and fixtures;

(ii)           machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

(iii)          inventories, including raw materials, work-in-process, finished goods, parts, accessories and supplies (including items in transit, on consignment or in the possession of any third party);

(iv)          cash, bank accounts, notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

(v)           certificates of deposit, banker’s acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, reorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

(vi)          financial, accounting and operating data and records including, without limitation, books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

(vii)         patents, patent applications, trademarks, trademark applications, registrations and other rights, trade names and trade dress, domain names, trade name rights, service marks, service mark rights, service names, copyrights and copyright applications and registrations, commercial and technical information including engineering, production and other designs, drawings, notebooks and other recording methods, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, trade secrets, know-how, confidential information and other proprietary property, rights and interests;

(viii)        agreements, leases, contracts, sale orders, purchase orders, open bids and other commitments and all rights therein;

(ix)           prepaid expenses, deposits and receipts held by third parties;

(x)            claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind;

(xi)           licenses, franchises, permits, authorizations and approvals; and

(xii)          goodwill and going concern value.

“Assumed Liabilities” shall have the meaning set forth in Section 4.3 hereof.

“Benefit Plan” shall have the meaning set forth in Section 6.3(a) hereof.

“Business Stationery” shall have the meaning set forth in Section 5.2 hereof.

“Clinical Diagnostics Business” shall mean the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, of researching and developing, manufacturing, marketing, selling and/or distributing diagnostic test kits and related products for the infectious disease and genetic marker markets, including, without limitation, the business conducted at or at any time prior to the Effective Time by Orgenics, Ltd., Cambridge Diagnostics Ireland Ltd., Cambridge Affiliate Corporation and each of their respective subsidiaries.

“Company” shall have the meaning set forth in the Preamble.

“Diabetes Business” shall mean the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, of developing, manufacturing, marketing, selling and/or distributing diabetes management and related products and providing related services.

“Estimated Net Cash” shall have the meaning set forth in Section 4.1(n) hereof.

“Information” of a person shall mean any and all information, technical data or know-how, including, but not limited to, that which relates to research, product plans, products, services, employees, suppliers, customers, markets, software, know-how, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing or finances, that such person or any of its Representatives furnish or have furnished to the receiving party or any of its Representatives whether furnished orally or in writing or by any other means or gathered by inspection and regardless of whether the same is specifically marked or designated as “confidential” or “proprietary”, together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving person or any of its Representatives which contain or otherwise reflect such Information, together with any and all copies, extracts or other reproductions of any of the same; provided, however, that for the purposes hereof all information relating to the Sunrise Companies and the Sunrise Business in the possession of any Newco Company at the Effective Time shall be deemed to have been furnished by the Sunrise Companies and all information relating to the Newco Companies and all businesses of the Newco Companies in the possession of any Sunrise Company at the Effective Time shall be deemed to have been furnished by the Newco Companies; provided, further, however, that the term “Information” does not include information that:

(a)           is or becomes generally available to the public through no wrongful act of the receiving person or its Representatives;

(b)           is or becomes available to the receiving person on a non-confidential basis from a source other than the providing person or its Representatives, provided that such source is not known by the receiving person to be subject to a confidentiality agreement with the providing person; or

(c)           has been independently acquired or developed by the receiving person without violation of any of the obligations of the receiving person or its Representatives under this Restructuring Agreement.

“Initial Statement” shall have the meaning set forth in Section 4.1(n) hereof.

“Intercompany Arrangements” shall have the meaning set forth in Section 4.7 hereof.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Net Cash” shall mean, as of the Effective Time, cash and marketable securities less debt for borrowed money (other than debt outstanding under any revolving line of credit) of the Newco Companies on a consolidated basis calculated in accordance with GAAP.

“Net Cash Adjustment Amount” shall have the meaning set forth in Section 4.1(n) hereof.

“Newco” shall have the meaning set forth in the Preamble.

“Newco Assets” shall have the meaning set forth in Section 4.1 hereof.

“Newco Benefit Plan” shall have the meaning set forth in Section 6.3(a) hereof.

“Newco Business” shall have the meaning set forth in the Recitals.

“Newco Companies” shall mean Newco and its subsidiaries (determined after giving effect to the transactions contemplated by Article IV of this Restructuring Agreement).

“Newco Employees” shall mean all current employees and consultants of the Company and its subsidiaries listed on Schedule 1.1(a) hereto and employees and consultants hired after the date of the Merger Agreement and prior to the Effective Time engaged primarily in the Newco Business.

“Newco Replacement Benefit Plans” shall have the meaning set forth in Section 6.3(a) hereof.

“Nutritional Supplements Business” shall mean the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, of researching and developing, manufacturing, marketing, selling and/or distributing nutritional supplements (including without limitation, the Allbee, Benimal, Z-Bec, Ferro-Sequels, Gevral-T, Gevrabon, Protregra, Stresstabs, SoyCare and Posture brands) and related products and providing related services.

“Parent” shall have the meaning set forth in the Recitals.

“Representatives” of a person shall mean such person’s affiliates, directors, officers, partners, employees, agents or other representatives (including attorneys, accountants and financial advisors).

“Restructuring” shall have the meaning set forth in Section 4.1 hereof.

“Restructuring Agreement” shall have the meaning set forth in the Preamble.

“Sunrise Assets” shall have the meaning set forth in Section 4.2 hereof.

“Sunrise Business” shall mean all the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, other than the Newco Business.

“Sunrise Companies” shall mean the Company and its subsidiaries, excluding the Newco Companies (determined after giving effect to the transactions contemplated by Article IV of this Restructuring Agreement).

“Sunrise Employees” shall mean all current employees and consultants of the Company and its subsidiaries listed on Schedule 1.1(b) hereto and employees and consultants hired after the date of the Merger Agreement and prior to the Effective Time engaged primarily in a business other than the Newco Business.

“Sunrise Liabilities” shall have the meaning set forth in Section 4.3 hereof.

“Sub” shall have the meaning set forth in the Recitals.

“Tax Allocation Agreement” shall have the meaning set forth in Section 3.1 hereof.

“Taxes” shall have the meaning set forth in the Tax Allocation Agreement.

“Transition Employees” shall mean those employees set forth on Schedule 1.1(c) hereto and employees (including temporary employees) hired after the date of the Merger Agreement and prior to the expiration of the Transition Services Agreement with the consent of the Company (such consent not to be unreasonably withheld) to replace employees listed on Schedule 1.1(c) hereto whose employment with the Company or its subsidiaries or Newco or its subsidiaries terminates after the date of the Merger Agreement.

“Women’s Health Business” shall mean the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, of researching and developing, manufacturing, marketing, selling and/or distributing pregnancy tests, ovulation self-test products, feminine hygiene products, and all related products and providing related services.

ARTICLE II

Capitalization of Newco

2.1           Prior to the Effective Time, the Company shall cause Newco to amend its Certificate of Incorporation to, among other things, increase the authorized shares of Newco Common Stock such that there are sufficient shares of Newco Common Stock to consummate the transactions contemplated by the Merger Agreement.

ARTICLE III

Tax Matters

3.1           Tax Allocation Agreement.  Prior to the Restructuring, the Company, Newco and Parent shall enter into an agreement relating to past and future tax sharing and certain issues associated therewith in the form attached to the Merger Agreement as Annex B (the “Tax Allocation Agreement”).

3.2           Tax Matters.  Notwithstanding anything to the contrary in this Restructuring Agreement, Liabilities of the parties for Taxes are subject to the terms of the Tax Allocation Agreement.  All obligations of Newco under the Tax Allocation Agreement shall be treated as Assumed Liabilities and not as Sunrise Liabilities under this Restructuring Agreement and all obligations of the Company under the Tax Allocation Agreement shall be treated as Sunrise Liabilities and not as Assumed Liabilities under this Restructuring Agreement.

ARTICLE IV

Restructuring and Assumed Liabilities

4.1           Restructuring.  Prior to the Effective Time, as described below, the Company shall contribute or cause to be contributed to Newco any of the Company’s or any of its subsidiaries’ right, title and interest in and to (i) all Assets that are used or held for use primarily in the operation or conduct of the Newco Business (other than those set forth on Schedule 4.2)) and (ii) all Assets that are set forth on Schedule 4.1 (collectively, the “Newco Assets”).  In that connection, prior to the Effective Time, the Company shall cause the following transactions, elections and filings to occur in the order set forth below (the “Restructuring”); provided, that regardless of any dates shown on any documents or instruments effecting such transactions, elections and filings, the parties hereto agree that such transactions, elections and filings shall be deemed to occur in the order set forth below:

(a)           Inverness Medical Benelux Bvba (“IMB”), a wholly owned subsidiary of Inverness Medical Europe GmbH (“IME”), which is itself a wholly owned subsidiary of the Company, shall file on United States Treasury Form 8832, Entity Classification Election, an election to be disregarded as a separate entity, effective on a date that is on or prior to the Closing Date, and on or prior to the effective date of the election described in Section 4.1(b).

(b)           IME shall file on United States Treasury Form 8832, Entity Classification Election, an election to be disregarded as a separate entity, effective on a date that is on or prior to the Closing Date.

(c)           (i)  IMB shall transfer to IME all of IMB’s right, title and interest in and to all of the Sunrise Assets held by IMB, (ii) except as otherwise provided in the following clause (iii), IME shall sell to Cambridge Diagnostics Ireland Ltd. (“CDIL”) all of IME’s right, title and interest in and to all of the Newco Assets held by IME, and (iii) IME shall transfer to IMB all of IME’s right, title and interest in and to all of the domain names held by IME that are Newco Assets.

(d)           IME shall transfer to Newco all of IME’s right, title and interest in and to the issued and outstanding capital stock of IMB.

(e)           Inverness Medical Canada Inc. (“IMC”) shall transfer to Inverness Medical Inc. (“IMI”) all of IMC’s right, title and interest in and to all of the Sunrise Assets held by IMC.

(f)            IMI shall transfer to Can-Am Care Corporation (“Can-Am”) all of IMI’s right, title and interest in and to all of the Sunrise Assets held by IMI (including the Sunrise Assets formerly held by IMC), and Can-Am shall transfer to IMI all of Can-Am’s right, title and interest in and to all of the Newco Assets held by Can-Am.

(g)           IMI shall transfer to the Company all of IMI’s right, title and interest in and to the issued and outstanding capital stock of Can-Am.

(h)           CDIL shall transfer to the Company all of CDIL’s right, title and interest in and to all of the Sunrise Assets held by CDIL.

(i)            Inverness Medical Ltd. (“IML”) shall transfer to the Company all of IML’s right, title and interest in and to all of the Newco Assets held by IML.

(j)            Inverness Medical Asia-Pacific Pty Ltd.(“IMA”) shall transfer to the Company all of IMA’s right, title and interest in and to all of the Newco Assets held by IMA.

(k)           Newco shall subscribe for a number of shares of capital stock of CDIL equal to the number of shares of capital stock of CDIL held by or to the order of the Company, and CDIL shall use the proceeds of such subscription to redeem all of the shares of capital stock of CDIL held by or to the order of the Company.

(l)            The Company shall transfer to Newco (i) all of the Company’s right, title and interest in and to all of the Newco Assets held by the Company (including the Newco assets formerly held by IML and IMA), and (ii) all of the Company’s right, title and interest in and to the issued and outstanding capital stock of IMI, Selfcare Technology, Inc., Orgenics International Holdings B.V., Selfhelp Israel, Ltd., and Orgenics, Ltd.

(m)          IMI shall transfer to Newco all of the assets held by IMI that are used or held for use primarily in the operation or conduct of the Women’s Health

Business, which assets shall be valued in accordance with the formula set forth in Schedule 4.1(m).

(n)           (i) not less than four business days prior to the Closing Date, Newco shall prepare and deliver to Parent a statement (the “Initial Statement”) setting forth a good faith estimate of 90% of the Net Cash (the “Estimated Net Cash”) and (ii) on the Closing Date the Company shall contribute, or cause to be contributed, as a capital contribution to Newco, cash in an amount (the “Net Cash Adjustment Amount”) equal to (x) $40,000,000, minus (y) the Estimated Net Cash set forth on the Initial Statement.

4.2           Assets Not Transferred.  Notwithstanding anything to the contrary set forth in Section 4.1, the Company hereby retains and does not contribute to Newco any of the Company’s or any of its subsidiaries’ right, title and interest in and to all Assets that (x) are not used or held for use primarily in the operation or conduct of the Newco Business (other than those set forth on Schedule 4.1) or (y) are set forth on Schedule 4.2 hereto (it being understood and agreed that such Assets shall include all Intellectual Property Rights (other than trademarks, trademark applications, registrations and other rights, trade names and trade dress, trade name rights, service marks, service mark rights and service names) of the Company and its subsidiaries related to the Diabetes Field) (collectively, the “Sunrise Assets”); provided, that if necessary to retain or control any such Sunrise Assets, the Company, prior to effecting any of the contributions of the capital stock of its subsidiaries to Newco as described in Section 4.1, will cause its subsidiaries to contribute, grant, convey, assign, transfer and deliver, to the Company or any of its other subsidiaries, all the subsidiaries’ right, title and interest in and to all such Sunrise Assets; provided, further, that if necessary to retain, control or temporarily use any Asset material to the operation or conduct of the Sunrise Business that is primarily used in the conduct of the Newco Business, the parties shall cooperate in good faith to provide, as appropriate, for the use or shared ownership of such Asset pursuant to the Transition Services Agreement or the timely transfer of such Asset to the Company or any of its subsidiaries; provided, further, that if necessary to retain, control or temporarily use any Asset material to the operation or conduct of the Newco Business that is primarily used in the conduct of the Sunrise Business, the parties shall cooperate in good faith to provide, as appropriate, for the use or shared ownership of such Asset pursuant to the Transition Services Agreement or the timely transfer of such Asset to Newco or any of its subsidiaries.

4.3           Assumed Liabilities.  Notwithstanding Section 4.1, the parties agree that, except as otherwise specifically set forth in any Transaction Agreement (including the treatment of Tax Liabilities as set forth in Section 3.2 or employee related Liabilities as set forth in Section 6.2), at or prior to the Effective Time, (a) Newco shall, or shall cause the appropriate Newco subsidiary to, unconditionally assume and undertake to pay, satisfy and discharge (x) all Liabilities (whether arising before or after the Restructuring) of the Company and its subsidiaries to the extent primarily related to or arising out of the Newco Business and (y) all Liabilities set forth on Schedule 4.3(a) hereto (clauses (x) and (y) are collectively referred to as the “Assumed Liabilities”), in each case when such Assumed Liabilities become due in accordance with their terms, and (b) the Company shall retain, or shall assume, or shall cause the appropriate Sunrise Company to assume, and undertake to pay, satisfy and discharge (x) all Liabilities (whether arising before or after the Restructuring) of the Company and its subsidiaries other than the Assumed Liabilities and (y) all Liabilities set forth on Schedule 4.3(b) hereto (clauses (x) and (y) are collectively referred to as the “Sunrise Liabilities”), in each case when such Sunrise Liabilities become due in accordance with their terms.

4.4           Transfer and Assumption Documentation.  In furtherance of the contribution, grant, conveyance, assignment, transfer and delivery of the Assets and the assumption of the Liabilities set forth in this Article IV (i) the transferor shall execute and deliver, and cause its subsidiaries to execute and deliver, such deeds, bills of sale, stock powers, certificates of title, assignments of leases and contracts and other instruments of contribution, grant, conveyance, assignment, transfer and delivery necessary to evidence such contribution, grant, conveyance, assignment, transfer and delivery and (ii) the transferee shall execute and deliver such instruments of assumption as and to the extent necessary to evidence such assumption.

4.5           Nonassignable Contracts.  Anything contained herein to the contrary notwithstanding, this Restructuring Agreement shall not constitute an agreement to assign any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of the Newco Companies or the Sunrise Companies thereunder.  All such items that are material are set forth on Schedule 4.5.  The Company or Newco, as the case may be, shall, or shall cause its applicable subsidiary to, use its commercially reasonable efforts (it being understood that such efforts shall not include any requirement of Newco or the Sunrise Companies to expend money or offer or grant any financial accommodation), to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to the other party the Assets so to be conveyed pursuant to Section 4.1.  If and when such consents and approvals are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Restructuring Agreement.

4.6           Tax Election.  The Company represents and warrants that (i) in connection with the Restructuring, IME will not transfer Newco Assets to any entity other than IMB, and (ii) Newco has no plan or intention to take any action (or cause any action to be taken) after the effective date of the election described in Section 4.1(a) which would cause IMB to be treated as a corporation for federal tax purposes.

4.7           Intercompany Arrangements.  All agreements, contracts, arrangements and commitments (other than the Transaction Agreements) between the Newco Companies or any operating unit of any Newco Company, on the one hand, and the Sunrise Companies or any operating unit of any Sunrise Company (other than the Newco Companies or any operating unit of any Newco Company), on the other hand, entered into prior to the Closing Date and set forth on Schedule 4.7 for the purchase or sale of goods or services (“Intercompany Arrangements”) shall terminate on the Closing Date.  All amounts under such Intercompany Arrangements which are unbilled and have not been charged to the related contract as of the Closing Date shall be billed and payable on the Closing Date.  At or before the Closing, the Company shall cause all intercompany indebtedness (which shall include payables and receivables) between the Newco Companies or any operating unit of any Newco Company, on the one hand, and the Sunrise Companies or any operating unit of any Sunrise Company (other than the Newco Companies or any operating unit thereof), on the other hand, including without limitation any indebtedness under the intercompany arrangements set forth on Schedule 4.7, to be settled or otherwise eliminated.

ARTICLE V

Other Agreements

5.1           Ancillary Agreements.  Prior to the Effective Time, the Company, or another of the Sunrise Companies, and Newco, or another of the Newco Companies, shall enter into (a) a transition services agreement relating to the Women’s Health Business of Can-Am and IME, and the kitting services and secondary packaging services provided at the Galway, Ireland facility (the “Transition Services Agreement”), and (b) the License Agreement and (c) a sublease from the Company to Newco of the premises currently subleased by the Company at 51 Sawyer Road, Waltham, Massachusetts on the same terms as those of the sublease currently held by the Company (collectively, the “Ancillary Agreements”).

5.2           Use of Name.  Except as provided below, from and after the Effective Time, Newco shall have all rights in and use of the names “Inverness” and “Inverness Medical” and all derivatives thereof and the Company and its subsidiaries shall take such actions as are reasonably necessary to vest such rights in Newco or any of its subsidiaries.  As a result, promptly after the Effective Time, the Company shall take or cause to be taken all action necessary to (a) change the name of any of the Sunrise Companies to eliminate therefrom the names “Inverness” and “Inverness Medical” and all respective derivatives thereof, including any names confusingly similar to “Inverness” or “Inverness Medical” and (b) promptly deliver to Newco all stationery, business cards, brochures and other documents (collectively, “Business Stationery”), including, without limitation, invoices and purchase orders, bearing the names “Inverness” or “Inverness Medical” and all derivatives thereof.  Except as provided below, within 90 days following the Effective Time, the Company shall cause to be removed from display from all of its facilities all demountable displays which contain the names “Inverness” or “Inverness Medical” and all respective derivatives thereof or any corporate symbol related thereto and shall cause the removal of all signs displaying such name and all derivatives thereof.  Notwithstanding the foregoing, (i) the Sunrise Companies shall retain the right to use the name “LifeScan Inverness Ltd.” or “LifeScan Inverness Limited” in the countries of the United Kingdom and, in addition, shall retain the right to display on their facilities located in Inverness, Scotland the names “Inverness”, “Inverness Medical” and “Inverness Medical, Ltd.” and derivatives thereof, including on any sign located at such facilities and (ii) the Sunrise Companies and their suppliers and distributors shall retain and have the right to use the names “Inverness” and

“Inverness Medical” and derivatives thereof and applicable trademarks and trade dress on product packaging and related materials for a period of 365 days following the Effective Time.

5.3           Books and Records.  Prior to or as promptly as practicable after the Effective Time, the Company shall deliver to Newco all corporate books and records of the Newco Companies in the possession of the Sunrise Companies and the relevant portions (or copies thereof) of all corporate books and records of the Sunrise Companies relating to the Newco Companies, the businesses of the Newco Companies or the Assumed Liabilities, including, in each case, all active agreements, active litigation files and government filings.  From and after the Effective Time, all such books, records and copies shall be the property of Newco.  The Company may retain copies of all such corporate books and records.  Prior to or as promptly as practicable after the Effective Time, Newco and its subsidiaries shall deliver to the Company all corporate books and records of the Sunrise Companies in the possession of any of the Newco Companies and relevant portions (or copies thereof) of all corporate books and records of the Newco Companies relating to the Sunrise Companies, the Sunrise Business or the Sunrise Liabilities, including, in each case, all active agreements, active litigation files and government filings.  From and after the Effective Time, all such books, records and copies shall be the property of the Company.  Newco may retain copies of all such corporate books and records.

5.4           Access.  From and after the Effective Time, each of the Company and its subsidiaries, on the one hand, and Newco and its subsidiaries, on the other hand, shall afford to the other and to the other’s Representatives reasonable access and duplicating rights (at the requesting person’s expense), during normal business hours and upon reasonable advance notice, to all information within the possession or control of any of the Sunrise Companies or any of the Newco Companies, as the case may be, to the extent directly relating to the business, Assets or Liabilities of the other as they existed prior to the completion of the Restructuring or to the extent relating to or arising in connection with the relationship between any of the Sunrise Companies or the Newco Companies, as the case may be, prior to the Restructuring insofar as such access is reasonably required for a reasonable purpose.  Without limiting the foregoing, information may be requested under this Section 5.4 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

5.5           Retention of Records.  Except as provided in any of the Transaction Agreements, if any information relating to the businesses, Assets or Liabilities of a Sunrise Company or a Newco Company is retained by a Newco Company or Sunrise Company, respectively, each of the Company and Newco shall, and shall cause the other Sunrise Companies and Newco Companies, respectively, to, retain all such information in the Sunrise Companies’ or Newco Companies’ possession or under their respective control until such information is at least six years old (or for such longer period as may be required by law) except that if, prior to the expiration of such period, any Sunrise Company or Newco Company wishes to destroy or dispose of any such information that is at least three years old, then prior to destroying or disposing of any of such information, (a) the Company or Newco, on behalf of the Sunrise Company or the Newco Company that is proposing to dispose of or destroy any such information, shall provide no less than 45 days’ prior written notice to the other person, specifying the information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date of such destruction or disposal, the other person requests in writing that any of the information proposed to be destroyed or disposed of be delivered to such other person, the Company or Newco, as applicable, promptly shall arrange for the delivery of the requested information to a location specified by, and at the expense of, the requesting person.

5.6           Confidentiality.  (a)  Each party hereto shall keep, and shall cause its Representatives to keep, the other party’s Information strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information and who agree to be bound by this Section 5.6 and not to disclose such Information to any other Person.  Without the prior written consent of the other party, each party and its Representatives shall not disclose the other party’s Information to any person or entity except as may be required by law or judicial process and in accordance with this Section 5.6.

(b)           In the event that any party or any of its Representatives receives a request or is required by law or judicial process to disclose to a court or other tribunal all or any part of the disclosing party’s Information, the receiving party or its Representatives shall promptly notify the disclosing party of the request in writing, and consult with and assist the disclosing party in seeking a protective order or request for other appropriate remedy.  In the event that such protective order or other remedy is not obtained or the disclosing party waives compliance with the terms hereof, such receiving party or its Representatives, as the case may be, shall disclose only that portion of the Information or facts which, in the written opinion of the receiving party’s outside counsel, is legally required to be disclosed, and will exercise its respective commercially reasonable efforts to assure that confidential treatment will be accorded such Information or facts by the Persons or entities receiving the same.  The providing party will be given an opportunity to review the Information or facts prior to disclosure.

5.7           Further Assurances.  The parties agree that if, after the completion of the Restructuring, either party holds Assets which by the terms hereof or of the Merger Agreement were intended to be assigned and transferred to, or retained by, the other party, such party shall, at its expense, promptly assign and transfer or cause to be assigned and transferred such Assets to the other party, and the parties agree that the transferring party will hold such Assets as trustee of the transferee party and all income and risk of loss of the transferred Assets to the completion of the Restructuring shall be for the account of the intended owner.  Each of the parties hereto, at its own cost and expense, promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

5.8           Cooperation.  The parties shall cooperate with each other in all reasonable respects to ensure (a) that the Restructuring and the assumption of the Sunrise Liabilities and the Assumed Liabilities are consummated in accordance with the terms hereof, (b) the retention by the Company of the Sunrise Business, including, without limitation, allocation of rights and obligations under Contracts, if any, of the Sunrise Companies or the Newco Companies that relate to the Sunrise Business, (c) the transfer to Newco of all the Newco Assets, including, without limitation, allocation of rights and obligations under Contracts, if any, of the Newco Companies or the Sunrise Companies that relate to the Newco Business and (d) the allocation of employee liabilities and provision of employee benefits in accordance with the provisions of Article VI.

ARTICLE VI

Employee Matters

6.1           Employment of Newco Employees and Sunrise Employees.  Effective as of the Effective Time, (a) Sunrise Employees shall remain or become employees of the Sunrise Companies in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as the Company shall determine in its sole discretion) and (b) Newco Employees shall remain or become employees of the Newco Companies in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as Newco shall determine in its sole discretion).  Nothing contained in this Section 6.1 shall confer on any Sunrise Employee or any Newco Employee any right to continued employment after the Effective Time, and such employees shall continue to be employed “at-will” subject to any requirements under applicable foreign law to the contrary.  Newco or a subsidiary thereof shall employ the Transition Employees to perform, among other things, the services contemplated by the Transition Services Agreement.  The compensation to be paid, and benefits to be provided, to such Transition Employees shall be borne by Newco, subject to the reimbursement and expense payment provisions of the Transition Services Agreement.  Notwithstanding the foregoing, the Sunrise Companies shall be responsible for all retention bonuses paid to and severance costs associated with such Transition Employees.

6.2           Liabilities and Obligations Generally.  Without limiting the generality of Section 4.3, effective as of the Effective Time, Newco shall assume and be solely responsible for all Liabilities including, without limitation, any Liabilities in respect of the failure to maintain the favorable tax status of any Newco Benefit Plan or Newco Replacement Benefit Plan and obligations related to (i) the Newco Employees and (ii) the former employees of the Company and its subsidiaries whose primary responsibilities related to the Newco Business.  Without limiting the generality of Section 4.3, effective as of the Effective Time, the Company shall assume (if applicable) and be solely responsible for all Liabilities and obligations related to (i) the Sunrise Employees and (ii) the former employees of the Company and its subsidiaries whose primary responsibilities related to the businesses of the Company and its subsidiaries other than the Newco Business.  To the extent permitted by applicable law, the Company and Newco agree (i) that the transactions contemplated by this Restructuring Agreement shall not constitute a termination of employment of any Sunrise Employee or any Newco Employee that would entitle such employee to receive severance or similar compensation and benefits and (ii) to use their reasonable best efforts to amend, if necessary, any applicable Benefits Plans to so provide.

6.3           Employee Benefits.  Without limiting the generality of Section 6.2 above:

(a)           Effective as of the Effective Time, Newco shall assume sponsorship of each employee benefit, welfare benefit, employment, personal services, compensation, change in control, severance, time-off, perquisite and other benefit plan, policy or agreement (“Benefit Plans”) relating exclusively to one or more Newco Employees (the “Newco Benefit Plans”) and any trusts related thereto; provided, however, that notwithstanding any other provision herein to the contrary, any defined benefit pension plan for the benefit of employees in Ireland shall be deemed to be a Newco Benefit Plan.  To the extent any Newco Employee participates prior to the Effective Time in Benefit Plans that are not a Newco Benefit Plans, Newco shall establish and maintain or cause to be established or maintained for the benefit of Newco Employees, as of the Effective Time, Benefit Plans (which, for purposes of this Section 6.3(a), shall not include equity plans) that provide substantially comparable benefits to those provided to such Newco Employee immediately prior to the Effective Time (the “Newco Replacement Benefit Plans”).  As of the Effective Time, except as required by applicable law, Newco Employees shall cease to participate in any Benefit Plan that is not a Newco Benefit Plan and shall commence participation in the Newco Replacement Benefit Plans.

(b)           In the event the Sunrise Employees or former employees of the Company and its subsidiaries whose primary responsibilities related to the businesses of the Company and its subsidiaries other than the Newco Business participate in a Benefit Plan that is a defined benefit pension plan that is maintained by Newco or its subsidiaries, Newco and the Company shall cause to be transferred from such Benefit Plan to a Benefit Plan established or maintained by the Company or Parent or any of their respective subsidiaries the liabilities in respect of such participants, and assets in an amount, subject to applicable law, equal to such liabilities, determined on a projected benefit basis based on actuarial assumptions mutually agreed by Newco and Parent.  In addition, in the event the Newco Employees or former employees of the Company and its subsidiaries whose primary responsibilities related to the Newco Business participate in a Benefit Plan that is a defined benefit pension plan that is maintained by the Company or its subsidiaries, Newco and the Company shall cause to be transferred from such Benefit Plan to a Benefit Plan established or maintained by Newco or any of its subsidiaries the liabilities in respect of such participants, and assets in an amount, subject to applicable law, equal to such liabilities, determined on a projected benefit basis based on actuarial assumptions mutually agreed by Newco and Parent.

(c)           Effective as of the Effective Time, with respect to those collective bargaining agreements to which the Company or its subsidiaries is a party, Newco shall assume the collective bargaining agreements covering Newco Employees, and the Company shall assume the collective bargaining agreements covering the Sunrise Employees, and each of Newco and the Company shall take all other actions necessary to ensure that Newco and the Company remain solely responsible for the Liabilities and obligations under such collective bargaining agreements covering the Newco Employees and the Sunrise Employees, respectively.

6.4           Preservation of Rights to Amend or Terminate Plans.  Except as otherwise provided in the Merger Agreement or this Restructuring Agreement, no provision of this Restructuring Agreement shall be construed as a limitation on the right of the Company or Newco to amend or terminate any Benefit Plan which right the Company or Newco would otherwise have under the terms of such Benefit Plan or otherwise, and no provision of this Restructuring Agreement shall be construed to create a right in any employee or beneficiary of such Benefit Plan that such employee or beneficiary would not otherwise have under the terms of the Benefit Plan itself.

6.5           Reimbursement; Indemnification.  Newco and the Company acknowledge that the Company, on the one hand, and Newco, on the other hand, may incur costs and expenses (including, without limitation, contributions to plans and the payment of insurance, or other similar premiums) pursuant to any of the Benefit Plans which are, as set forth in this Restructuring Agreement, the responsibility of the other party.  Accordingly, the Company and Newco agree to reimburse each other, as soon as practicable but in any event within 30 days of receipt from the other party of appropriate verification, for all such costs and expenses reasonably incurred.  If applicable foreign laws require that (i) the Company incur Liabilities in respect of Newco

Employees or (ii) Newco incur Liabilities in respect of Sunrise Employees, notwithstanding the terms of this Agreement, then Newco or the Company, respectively, shall fully indemnify and hold harmless the Company or Newco, as applicable, to the extent of such Liabilities.  All Liabilities retained, assumed or indemnified by Newco pursuant to this Article VI shall in each case be deemed to be Assumed Liabilities, and all Liabilities retained, assumed or indemnified by the Company pursuant to this Article VI shall in each case be deemed to be Sunrise Liabilities, and, in each case, shall be subject to the indemnification provisions set forth in Article II of the Post-Closing Covenants Agreement.

6.6           Employment, Consulting and Severance Agreements.  Effective as of the Effective Time and except as set forth in Section 6.7 hereof, Newco and the Company shall take all actions necessary (including assignments, if applicable) to ensure that with respect to any employment, consulting, deferred compensation, indemnification, termination, severance or any other agreements with a Newco Employee or a Sunrise Employee, to which any of the Sunrise Companies or Newco Companies is a party, as the same are in effect immediately prior to such time, any such agreement with a Newco Employee shall be assumed by Newco, and that any such agreement with a Sunrise Employee shall be assumed by the Company, and in respect of which Newco or the Company, as the case may be, becomes solely responsible for the obligations and Liabilities (and solely entitled to the rights) under such agreements.

6.7           Equity Awards.  Prior to the Effective Time, and immediately prior to the conversion of Sunrise Options (as defined below) into Adjusted Options, Newco and the Company shall take all actions necessary to cause each outstanding option to purchase Company Common Stock (each an “Original Option”) to be converted into an option to purchase Company Common Stock and an option to purchase Newco Common Stock (“Sunrise Options” and “Newco Options”, respectively).  The number of shares of Newco Common Stock subject to a Newco Option shall equal the number of shares of Company Common Stock subject to the Original Option multiplied by the Newco Exchange Ratio (rounded down to the nearest whole share), and the number of shares of Company Common Stock subject to a Sunrise Option shall equal the number of shares of Company Common Stock subject to the Original Option.  The exercise price of the Sunrise Option, and the exercise price of the Newco Option shall each be set, so that the combined exercise price of such options to purchase Company Common Stock and Newco Common Stock equals that of the existing Original Option, and shall be allocated between the Sunrise Option and the Newco Option as set forth below, such that a holder of an Original Option will pay the same aggregate exercise price and will receive the same number of shares of Parent Common Stock and Newco Common Stock that such holder would have received as Merger Consideration and Split-Off Consideration, respectively, if such holder had exercised the Original Option immediately prior to the Split-Off and Merger. The aggregate exercise price of an Original Option shall be allocated to the Sunrise Option and the Newco Option issuable upon conversion thereof in proportion to the deemed fair market value of the Split-Off Consideration and the Merger Consideration which would be issued upon conversion of one share of Company Common Stock pursuant to Section 2.01(c) of the Merger Agreement, which deemed fair market value shall be determined with reference to the closing prices of Parent Common Stock on the NYSE and Newco Common Stock on a national securities exchange or Nasdaq, on the first full trading day following the Effective Time, as reported by Bloomberg Financial Markets (or such other source to which Parent, the Company and Newco may agree).

The exercise price per share of Company Common Stock issuable upon exercise of a Sunrise Option shall be equal to (A) the aggregate exercise price allocated to such Sunrise Option in accordance with the foregoing for the shares of Company Common Stock otherwise purchasable pursuant to such Sunrise Option divided by (B) the aggregate number of shares of Company Common Stock deemed purchasable pursuant to such Sunrise Option in accordance with the foregoing provided that such per share exercise price shall be rounded up to the nearest whole cent.  The exercise price per share of Newco Common Stock issuable upon exercise of a Newco Option shall be equal to (A) the aggregate exercise price allocated to such Newco Option in accordance with the foregoing for the shares of Newco Common Stock otherwise purchasable pursuant to such Newco Option divided by (B) the aggregate number of shares of Newco Common Stock deemed purchasable pursuant to such Newco Option in accordance with the foregoing provided that such per share exercise price shall be rounded up to the nearest whole cent.

All other terms of the Original Options will continue to apply to the Sunrise Options and the Newco Options (and the Adjusted Options, following the conversion of the Sunrise Options in accordance with Section 6.04 of the Merger Agreement) except that (i) all Sunrise Options will be fully vested and immediately exercisable at and after the Effective Time, (ii) all Sunrise Options (and the Adjusted Options issuable upon conversion of such Sunrise Options pursuant to Section 6.04 of the Merger Agreement)

which will be held by persons other than persons who are Sunrise Employees will remain exercisable for the remainder of the originally stated term of such Sunrise Option irrespective of employment by or service to, or continued employment by or service to, Parent, any Sunrise Company (including the Company), Newco or any Newco Company, (iii) all Newco Options will be fully vested and immediately exercisable at and after the Effective Time and (iv) all Newco Options which will be held by persons other than persons who are Newco Employees will remain exercisable for the remainder of the originally stated term of such Newco Option irrespective of employment by or service to, or continued employment by or service to, Parent, any Sunrise Company (including the Company), Newco or any Newco Company.  Each of the Company’s and Newco’s Board of Directors (or, if appropriate, any committee of such Board of Directors administering the applicable stock plans) shall take such action, if any, as is necessary to effect the matters set forth in the foregoing sentence.  Newco will be responsible for the delivery of shares of Newco Common Stock upon exercise of a Newco Option, and the Company will be responsible for the delivery of shares of Company Common Stock upon exercise of a Sunrise Option.  Newco shall take such action (including adopting, if appropriate, equity award plans) as is necessary or appropriate to effect the foregoing.

6.8           Actions By Newco.  Any action required to be taken under this Article VI may be taken by one or more of the Newco Companies.

6.9           No Termination.  The Company and Newco shall take such actions as are required to provide that for purposes of the Sunrise Options and the Newco Options and for severance benefits, each Newco Employee shall be deemed not to have incurred a termination of employment as a result of the transactions contemplated by this Restructuring Agreement and the Merger Agreement.  If under applicable law, any Sunrise Employee or Newco Employee employed outside the U.S. is deemed to have incurred a termination of employment as a result of the transactions contemplated by this Restructuring Agreement, which entitles such individual to receive any payment or benefit under any non-U.S. Benefit Plan, governmental plan or arrangement or pursuant to any law or regulation, including severance benefits, notwithstanding such individual’s continued employment by Newco or the Company then notwithstanding any other provision hereof, to the extent Legally Permitted, appropriate adjustments shall be made to the treatment of such individual during such continued employment, including not giving such individual credit for prior service and/or treating such individual as having been newly hired immediately after such deemed termination, for purposes of all applicable non-U.S. Plans.  For purposes of this Agreement, “Legally Permitted” shall mean permitted under the laws of the country, the labor union, works council, or collective agreement, including mandated waiting periods before which working conditions (including benefits) cannot be changed, and upon receiving required agreement from individual employees and/or Benefit Plan trustees, foundation boards and members, and any other organizations having a recognized right to determine or affect benefits and/or funding of the Benefit Plan.

6.10         Certain IML Employees.  (a)  With respect to certain employees of Inverness Medical Limited located in its Didcot, Oxford office, namely Graihagh Clague, James Troke and Jenny Hirst, the Company agrees during the ninety-day period after the date hereof to review the nature of each employee’s work to determine whether such work relates to the Diabetes Business.  If the Company determines in its sole discretion that the work of such employee is not related to the Diabetes Business, the Company agrees to release such employee from the provisions of Section 6.1 of this Agreement.  Each employee so released shall thereafter be considered a “Newco Employee” for purposes of this Agreement effective as of the date of such determination.  For purposes of clarification only, each employee not so released shall remain a Sunrise Employee for purposes of this Agreement.

(b)           Notwithstanding Section 6.1 of this Agreement and Schedule 1.1(b) hereto, Martyn Andrews, an employee of Inverness Medical Limited located in its Didcot, Oxford office, shall be deemed to be a “Newco Employee” for purposes of this Agreement.  In addition, Newco agrees to cause and direct Martyn Andrews during the twelve-month period after the date of this Agreement to dedicate as much time as is reasonably required by the Company to performing transition services for and on behalf of the Company.

ARTICLE VII

Warrants

7.1           Warrants.  Prior to the Effective Time, and immediately prior to the conversion of Sunrise Warrants (as defined below) pursuant to Section 6.04(g) of the Merger Agreement, Newco and the Company shall use their commercially reasonable efforts to take all necessary actions to cause each outstanding warrant to purchase

Company Common Stock (each an “Original Warrant”) to be converted into a warrant to purchase Company Common Stock and a warrant to purchase Newco Common Stock (“Sunrise Warrants” and “Newco Warrants”, respectively).  The number of shares of Newco Common Stock subject to a Newco Warrant shall equal the number of shares of Company Common Stock subject to the Original Warrant multiplied by the Newco Exchange Ratio (rounded to the nearest whole share), and the number of shares of Company Common Stock subject to a Sunrise Warrant shall equal the number of shares of Company Common Stock subject to the Original Warrant.  The exercise price of the Sunrise Warrant, and the exercise price of the Newco Warrant shall each be set, so that the combined exercise price of such warrants to purchase Company Common Stock and Newco Common Stock equals that of the existing Original Warrant, and shall be allocated between the Sunrise Warrant and the Newco Warrant as set forth below, such that a holder of an Original Warrant will pay the same aggregate exercise price and will receive the same number of shares of Parent Common Stock and Newco Common Stock that such holder would have received as Merger Consideration and Split-Off Consideration, respectively if such holder had exercised the Original Warrant immediately prior to the Spli-Off and Merger.  The aggregate exercise price of an Original Warrant shall be allocated to the Sunrise Warrant and the Newco Warrant issuable upon conversion thereof in proportion to the deemed fair market value of the Split-Off Consideration and the Merger Consideration which would be issued upon conversion of one share of Company Common stock pursuant to Section 2.01(c) of the Merger Agreement, which deemed fair market value shall be determined with reference to the closing prices of Parent Common Stock on the NYSE and Newco Common Stock on a national securities exchange or Nasdaq  on the first full trading day following the Effective Time, as reported by Bloomberg Financial Markets (or such other source to which Parent, the Company and Newco may agree).

The exercise price per share of Company Common Stock issuable upon exercise of a Sunrise Warrant shall be equal to (A) the aggregate exercise price allocated to such Sunrise Warrant in accordance with the foregoing for the shares of Company Common Stock otherwise purchasable pursuant to such Sunrise Warrant divided by (B) the aggregate number of shares of Company Common Stock deemed purchasable pursuant to such Sunrise Warrant in accordance with the foregoing provided that such per share exercise price shall be rounded up to the nearest whole cent.  The exercise price per share of Newco Common Stock issuable upon exercise of a Newco Warrant shall be equal to (A) the aggregate exercise price allocated to such Newco Warrant in accordance with the foregoing for the shares of Newco Common

Stock otherwise purchasable pursuant to such Newco Warrant divided by (B) the aggregate number of shares of Newco Common Stock deemed purchasable pursuant to such Newco Warrant in accordance with the foregoing provided that such per share exercise price shall be rounded up to the nearest whole cent.  All other terms of the Original Warrants will continue to apply to the Sunrise Warrants and the Newco Warrants (and the Adjusted Warrants, following the conversion of the Sunrise Warrants in accordance with Section 6.04 of the Merger Agreement).  Newco will be responsible for the delivery of shares of Newco Common Stock upon exercise of a Newco Warrant, and the Company will be responsible for the delivery of shares of Company Common Stock upon exercise of a Sunrise Warrant.

ARTICLE VIII

Conditions

The obligations of the Company and Newco to consummate the Restructuring shall be subject to the fulfillment of each of the following conditions:

8.1           Other Agreements.  Each of the Tax Allocation Agreement in the form attached to the Merger Agreement as Annex B and the Ancillary Agreements shall have been executed and delivered by each of the Company, Newco and Parent.

8.2           Conditions to Merger Satisfied.  Each condition to the closing of the Merger set forth in Article VII of the Merger Agreement, other than the condition to each party’s obligation set forth in Section 7.01(f) thereof as to the consummation of the transactions contemplated by this Restructuring Agreement, shall have been satisfied or waived.

8.3           Release of Liens.  Liens on Newco Assets and capital stock of the Newco Subsidiaries, in each case, arising pursuant to the Credit Agreement, dated as of February 18, 1998, among Selfcare Consumer Products, Inc., Selfcare, Inc., and Chase Manhattan Bank as Agent for the Lenders thereunder, as amended, shall have been released, and there shall not be any Liens on Newco Assets and such capital stock imposed in connection with the financing contemplated by Section 7.02(g) of the Merger Agreement.

8.4           Adequate Surplus.  The Board of Directors of the Company shall be reasonably satisfied that, after giving effect to the Restructuring, Newco will not be insolvent and will not have unreasonably small capital with which to engage in its businesses.

ARTICLE IX

Releases

9.1           Mutual Release.  Effective as of the Effective Time and except as otherwise specifically set forth in the Transaction Agreements, each of the Company and its subsidiaries, on the one hand, and Newco and its subsidiaries, on the other hand, releases and forever discharges the other and its affiliates, and its and their directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other person or any of its assigns, which the releasing person has or ever had (other than those based on fraud, gross negligence or wilful misconduct by such other person) which arise out of or relate to events, circumstances or actions taken by such other person prior to the Effective Time; provided, however, that the foregoing general release shall not apply to any Transaction Agreement or the transactions contemplated thereby and shall not affect either person’s right to enforce any Transaction Agreement or any other agreement contemplated thereby in accordance with its terms.

ARTICLE X

Miscellaneous and General

10.1         Termination. In the event the Merger Agreement is terminated pursuant to its terms prior to the Effective Time, this Restructuring Agreement shall automatically and simultaneously terminate and the Restructuring and Split-Off shall automatically and simultaneously be abandoned without the approval of Newco or the stockholders of the Company.  In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.  It is understood that completion of the Merger shall not constitute a termination of this Restructuring Agreement.

10.2         Modification or Amendment.  The parties hereto may modify or amend this Restructuring Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

10.3         Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties or (b) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Restructuring Agreement to assert any of its rights under this Restructuring Agreement or otherwise shall not constitute a waiver of such rights.

10.4         Counterparts.  This Restructuring Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

10.5         Governing Law.  This Restructuring Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.6         Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company (after the Effective Time), to:

c/o Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ  08933

Telecopy No.:  (732) 524-2788

Attention:  Office of the General Counsel

with a copy to:

Cravath, Swaine & Moore

825 Eighth Avenue

New York, NY 10019

Telecopy No.:  (212) 474-3700

Attention: Robert I. Townsend, III

if to Newco or to the Company (prior to the Effective Time):

Newco

c/o Inverness Medical Technology, Inc.

51 Sawyer Road, Suite 200

Waltham, MA  02453

Telecopy No.:  (781) 647-3939

Attention:  Chief Executive Officer

with a copy to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Telecopy No.:  (617) 523-1231

Attention: Stephen  W. Carr, P.C.

Paul Schwartz, P.C.

10.7         Captions.  All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Restructuring Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

10.8         Assignment.  Neither this Restructuring Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Restructuring Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.9         Third-Party Beneficiaries.  Parent shall be a third-party beneficiary of this Restructuring Agreement.  Except as set forth in the immediately preceding sentence,  nothing contained in this Restructuring Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns (other than Parent), any benefit, right or remedy under or by reason of this Restructuring Agreement, except that the provisions of Section 6.1 hereof shall inure to the benefit of the Persons referred to therein.

10.10       Certain Obligations.  Whenever this Restructuring Agreement requires any of the subsidiaries of any party to take any action, this Restructuring Agreement will be deemed to include an undertaking on the part of such party to cause such subsidiary to take such action; provided, however, that for this purpose, at any time after the Restructuring has been completed, the Newco Companies shall not be considered to be subsidiaries of the Company.

10.11       Specific Enforcement; Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Restructuring Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Restructuring Agreement and to enforce specifically the terms and provisions of this Restructuring Agreement in any Federal court located in the State of Delaware in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Restructuring Agreement or the transactions contemplated by this Restructuring Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Restructuring Agreement or the transactions contemplated by this Restructuring Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

10.12       Severability.  If any term or other provision of this Restructuring Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Restructuring Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Restructuring Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.13       Entire Agreement.  The Transaction Agreements (including the documents and the instruments referred to herein and in the Merger Agreement, the Annexes hereto and to the Merger Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule), and the Confidentiality Agreement (as defined in the Merger Agreement) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Restructuring Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

INVERNESS MEDICAL TECHNOLOGY, INC.

By:		/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President and Chief
Executive Officer

INVERNESS MEDICAL INNOVATIONS, INC.

By:		/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President and Chief
Executive Officer

CAN-AM CARE CORPORATION

By:		/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President

CAMBRIDGE DIAGNOSTICS IRELAND LTD.

By:		/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	Director

INVERNESS MEDICAL ASIA-PACIFIC PTY LTD.

By:		/s/ ROBERT M. DELBRIDGE
	Name:	Robert M. Delbridge
	Title:	Director

[Signature Page to Restructuring Agreement]

INVERNESS MEDICAL BENELUX BVBA

By:		/s/ CATTEEUW TINE
	Name:	Catteeuw Tine
	Title:	Managing Director

INVERNESS MEDICAL CANADA INC.

By:		/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President

INVERNESS MEDICAL EUROPE GMBH

By:		/s/ OTTO WAHL
	Name:	Otto Wahl
	Title:	Managing Director

INVERNESS MEDICAL INC.

By:		/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President and Chief
Executive Officer

INVERNESS MEDICAL LTD.

By:		/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	Director

[Signature Page to Restructuring Agreement]